Exhibit 3.38

CERTIFICATE OF MERGER

Merging Nebbiolo Acquisition, Inc. with and into NeuColl, Inc.

Pursuant to Section 251 of the General Corporation Law of the State of Delaware, NeuColl, Inc., a Delaware corporation (“NeuColl”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: That the constituent corporations to the merger certified here are Nebbiolo Acquisition, Inc., a Delaware corporation (“Merger Sub”) and NeuColl, a Delaware corporation.

SECOND: That certain Agreement and Plan of Merger (the “Agreement”) dated as of June 23, 2004, by and among Angiotech Pharmaceuticals, Inc., a corporation organized under the laws of British Columbia (“Angiotech”), Cohesion Technologies, Inc., a Delaware corporation (“Cohesion”), Merger Sub and NeuColl, setting forth the terms and conditions of the merger of Merger Sub with and into NeuColl (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The name of the Surviving Corporation shall be NeuColl, Inc. (the “Surviving Corporation”).

FOURTH: The Restated Certificate of Incorporation of NeuColl as in effect immediately prior to the Merger shall be amended to read in its entirety as set forth in Exhibit A attached hereto and as so amended shall constitute the Restated Certificate of Incorporation of the Surviving Corporation.

FIFTH: That an executed copy of the Agreement is on file at the office of the Surviving Corporation at the following address:

c/o Cohesion Technologies, Inc.

2500 Faber Place

Palo Alto, CA 94303

SIXTH: That an executed copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:36 AM 08/06/2004
FILED 08:33 AM 08/06/2004
SRV 040576386 – 2915296 FILE

IN WITNESS WHEREOF, NeuColl has caused this Certificate of Merger to be executed in its corporate name as of this 6th day of August, 2004.

NeuColl, Inc.
a Delaware corporation

By:	/s/ Roy Fiebiger
Name:	Roy Fiebiger
Title:	President and CEO

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

NEUCOLL, INC.

RESTATED CERTIFICATE OF INCORPORATION

OF

NEUCOLL, INC.

I. FIRST

The name of the corporation is NeuColl, Inc. (the “Corporation”).

II. SECOND

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

III. THIRD

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

IV. FOURTH

The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 100 shares of Common Stock with a par value of $0.0001 per share (the “Common Stock”).

V. FIFTH

The corporation is to have perpetual existence.

VI. SIXTH

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation.

VII. SEVENTH

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

VIII. EIGHTH

The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

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